EXHIBIT 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-54788 of Boss Holdings, Inc. on Form S-8 of our report, dated February 16, 2004, except for Note 4, paragraph 3, as to which the date is March 17, 2004, appearing in this Annual Report on Form 10-K of Boss Holdings, Inc. for the year ended December 27, 2003.

/s/ McGladrey & Pullen LLP

Davenport, Iowa
March 24, 2004